Exhibit 99.1
Nash Finch Reports Third Quarter 2007 Results
     MINNEAPOLIS (November 13, 2007) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the third quarter ended October 6, 2007.
Financial Results
     Total company sales for the sixteen week third quarter of 2007 were $1.367 billion compared to $1.427 billion in the prior-year quarter. Sales for the first forty weeks of 2007 were $3.463 billion compared to $3.532 billion in the prior-year period. The third quarter and year-to-date sales declines of 4.2% and 2.0%, respectively, result primarily from the transition of a large customer to another supplier which was announced earlier this year, the closure of unprofitable retail stores, and to a lesser degree customer attrition that occurred in 2006 that has not yet been fully offset by new customer gains in 2007.
     Net earnings for the third quarter 2007 were $15.4 million, or $1.12 per diluted share, as compared to net loss of ($4.6) million, or ($0.34) per diluted share, in the prior year quarter. During the third quarter the Company reported the effect of resolving two Internal Revenue Service examinations, 2003 statute of limitations expiration and filing of various reports to settle potential tax liabilities resulting in a decrease to income tax expense of approximately $4.9 million, or $0.36 per diluted share. Net earnings for the first forty weeks of 2007 were $30.3 million, or $2.22 per diluted share, as compared to net earnings of $3.4 million, or $0.25 per diluted share, in the prior-year period. Net earnings for both years were affected by several significant items and are detailed in the table below.
     Consolidated EBITDA1 for the third quarter 2007 was $40.1 million, or 2.9% of sales, compared to $27.5 million, or 1.9% of sales, for the prior year quarter. For the first forty weeks of 2007, Consolidated EBITDA was $98.6 million, or 2.8% of sales, compared to $78.8 million, or 2.2%

[1]	Consolidated EBITDA, as defined in our credit agreement, and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

of sales, in the prior-year period. Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.
     “I remain quite pleased with the overall improvements our company has made thus far this year, and specifically the improvements in EBITDA visible in the third quarter results,” said Alec Covington, President and CEO of Nash Finch. “EBITDA as a percentage of sales increased once again among all three business units versus the prior year, a trend which we have been able to sustain throughout 2007. These accomplishments have primarily resulted from improved inventory management resulting in higher gross margins and lower product cost, as well as significant reductions in our overall expense structure.”
     The following table identifies the significant pre-tax items affecting our earnings and Consolidated EBITDA for the third quarter and year-to-date 2007 and prior year results:

	3rd Quarter	3rd Quarter	Year-to-date	Year-to-date
(dollars in millions except per share amounts)	2007	2006	2007	2006
Significant items
Increase in allowance for doubtful accounts relating to customer receivables	$—	$0.5	$—	$1.8
Inventory markdown and closure costs of retail stores	0.5	0.3	0.5	1.2
Reversal related to change in vacation policy	—	—	—	(1.5)
Executive severance	—	4.2	—	4.2
Gain on the sale of intangible asset	—	—	(0.7)	—

Significant items impacting Consolidated EBITDA	0.5	5.0	(0.2)	5.7

Asset impairments and lease costs on closed retail	$1.2	$0.5	$1.4	$2.0
stores Asset impairments and lease reserve adjustments relating to customers at risk and other lease reserves	—	4.5	0.7	4.5
Trade name impairment	—	2.0	—	2.0
Change in estimate of 2004 special charge for locations subsequently sublet and updated assumptions	—	6.3	(1.3)	6.3
Charges due to the bankruptcy of a long-time customer	—	—	—	4.1

Significant items impacting pre-tax income	$1.7	$18.3	$0.6	$24.6

Diluted earnings per share impact	$0.08	$0.83	$.03	$1.12

Food Distribution Results

	3rd	3rd	%	Year-to-date	Year-to-date	%
	Quarter	Quarter	Change	2007	2006	Change
(dollars in millions)	2007	2006
Sales	$810.3	$861.2	-5.9%	$2,058.1	$2,121.2	-3.0%
Segment EBITDA[1]	$31.8	$26.0	22.0%	$76.1	$66.5	14.5%
Percentage of Sales	3.9%	3.0%		3.7%	3.1%
     The decreases in the third quarter and year-to-date 2007 food distribution segment sales versus the comparable 2006 periods were primarily attributable to the impact of a large customer which transitioned to another supplier earlier in 2007 along with customer attrition experienced in 2006 which has not been fully offset by new business gains in 2007. Excluding the impact of the $43.8 million sales decrease during the quarter attributable to this customer, the Food Distribution segment sales decrease would have been 0.8% which is a slight improvement to the year-to-date trend. The increase in the food distribution segment EBITDA for the third quarter and year-to-date periods was primarily due to significant improvements realized in gross margin and expense reductions.
     “These results reflect the stabilization of the operations within our core food distribution segment as compared to last year,” said Mr. Covington. “Through our continued focus on inventory management practices, vendor relationships, and operational and overhead expense controls, we have seen significant improvement in our results. In addition, these actions are aiding our customers by providing additional promotional product allowances with deeper discounts resulting in improved overall product costs.”
Military Distribution Results

	3rd	3rd	%	Year-to-date	Year-to-date	%
	Quarter	Quarter	Change	2007	2006	Change
(dollars in millions)	2007	2006
Sales	$376.1	$365.0	3.0%	$948.4	$906.5	4.6%
Segment EBITDA[1]	$13.0	$11.9	9.7%	$33.5	$31.3	7.0%
Percentage of Sales	3.5%	3.2%		3.5%	3.5%
     The military segment sales increase in the third quarter reflects stronger sales domestically which were offset by a small decline in export sales. Year-to-date sales for both domestic and export sales increased relative to the prior year. The increase in military segment EBITDA for the third quarter and year-to-date periods is primarily due to operating expense reductions and slightly improved margins.

Retail Results

	3rd	3rd	%	Year-to-date	Year-to-date	%
	Quarter	Quarter	Change	2007	2006	Change
(dollars in millions)	2007	2006
Sales	$180.7	$200.8	-10.0%	$456.8	$504.8	-9.5%
Segment	$7.9	$8.6	-8.4%	$23.5	$24.3	-3.3%
EBITDA[1] Percentage of Sales	4.4%	4.3%		5.2%	4.8%
     The retail segment sales decreases in both the third quarter and year-to-date comparisons are attributable to the closure of eight stores since the end of the third quarter 2006. Same store sales decreased 1.6% in the third quarter 2007 and were down 0.6% year-to-date when compared to the same periods in 2006. The retail segment EBITDA comparisons for the quarter and year-to-date periods were lower due to costs incurred relative to unprofitable stores which were closed, along with expenses associated with a major third quarter marketing campaign launched by the Company in one of its core markets. Retail segment EBITDA margins as a percent of sales were slightly improved from the prior year.
Liquidity
     During the third quarter and year-to-date periods of 2007, the Company repaid $16.0 million and $41.3 million, respectively, of debt on its senior credit facilities. The Company continues to focus on effectively managing its working capital, reducing indebtedness, improving cash flow, and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the third quarter 2007 was 2.51, a significant improvement from 3.42 at the end of fiscal 2006. Availability on the Company’s revolving credit facility at the end of the quarter was $105.9 million.
Share Repurchase Program
     On November 6, 2007, the Board of Directors authorized a share repurchase program authorizing the Company to purchase up to 1 million shares of the Company’s common stock. The program will take effect on November 19, 2007 and will continue until January 3, 2009.
Financial Target Progress
     The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan. Substantial improvement has been achieved in 2007 relative to fiscal 2006 results towards three of the four targets, namely, consolidated EBITDA margin, the ratio of free cash flow to net assets, and debt leverage ratio. The Company expects to make improvements on the organic revenue growth metric as we implement initiatives associated with our strategic plan.

	Long-term	Year End	3rd Quarter	Year-to-date
Financial Objectives	Target	2006	2007	2007
Organic Revenue Growth	2.0%	-2.9%	-4.2%	-2.0%
Consolidated EBITDA Margin	4.0%	2.2%	2.9%	2.8%
Trailing Four Quarter Free Cash Flow2 / Net Assets	10.0%	8.7%	10.9%	10.9%
Debt Leverage Ratio (Total Debt / Trailing Four Quarter	2.50 x	3.42 x	2.51 x	2.51 x
Consolidated EBITDA)

[2]	Defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters.
*********************************************************
Other Matters
     Currently the Company's Board of Directors is divided into three classes of Directors, with the Directors serving staggered terms. The Board of Directors has determined that the Company should declassify its Board, and will present at the 2008 annual meeting of shareholders, and recommend that Shareholders support, a proposal to amend the Company's Restated Certificate of Incorporation to provide for annual election of Directors. If the proposal is successful, each Director will stand for election annually.
     A conference call to review the third quarter 2007 results is scheduled for 8 a.m. (CT) on November 13, 2007. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”
     Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
     This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that are not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:
•	the success or failure of strategic plans, new business ventures or initiatives;

•	the effect of competition on our distribution, military and retail businesses;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	risks entailed by future acquisitions, including the ability to successfully integrate acquired operations and retain the customers of those operations;

•	technology failures which have a material adverse effect on our business;

•	changes in credit risk from financial accommodations extended to new or existing customers;

•	general sensitivity to economic conditions, including volatility in energy prices, food commodities, and changes in market interest rates;

•	our ability to identify and execute plans to expand our food distribution, military and retail operations;

•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	legal, governmental or administrative proceedings and/or disputes that result in adverse outcomes, such as adverse determinations or developments with respect to the litigation or SEC inquiry discussed in Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 30, 2006;

•	changes in consumer spending or buying patterns;

•	unanticipated problems with product procurement;

•	severe weather and natural disasters adversely impacting our supply chain;

•	changes in health care, pension and wage costs, and labor relations issues; and

•	threats or potential threats to security or food safety.
     A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC)
Contact: Bob Dimond, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Sixteen		Forty
	Weeks Ended		Weeks Ended
	October 6,	October 7,	October 6,	October 7,
	2007	2006	2007	2006
Sales	$1,367,116	1,426,967	$3,463,333	3,532,490
Cost of sales	1,245,731	1,307,171	3,155,145	3,223,760

Gross profit	121,385	119,796	308,188	308,730

Other costs and expenses:
Selling, general and administrative	84,298	99,214	216,492	243,787
Losses (gains) on sale of real estate	—	25	(147)	(1,167)
Special charges	—	6,253	(1,282)	6,253
Depreciation and amortization	11,902	12,685	29,885	32,004
Interest expense	6,948	7,906	18,214	20,093

Total other costs and expenses	103,148	126,083	263,162	300,970

Earnings (loss) before income taxes and cumulative effect of a change in accounting principle	18,237	(6,287)	45,026	7,760

Income tax expense (benefit)	2,832	(1,670)	14,726	4,560

Net earnings (loss) before cumulative effect of a change in accounting principle	15,405	(4,617)	30,300	3,200

Cumulative effect of a change in accounting principle, net of income tax expense of $119 in 2006	—	—	—	169

Net earnings (loss)	$15,405	(4,617)	$30,300	3,369

Net earnings (loss) per share:

Basic:
Net earnings (loss) before cumulative effect of a change in accounting principle	$1.14	(0.34)	$2.25	0.24
Cumulative effect of a change in accounting principle, net of income tax expense	—	—	—	0.01

Net earnings (loss) per share	$1.14	(0.34)	$2.25	0.25

Diluted:
Net earnings (loss) before cumulative effect of a change in accounting principle	$1.12	(0.34)	$2.22	0.24
Cumulative effect of a change in accounting principle, net of income tax expense	—	—	—	0.01

Net earnings (loss) per share	$1.12	(0.34)	$2.22	0.25

Declared dividends per common share	$0.180	0.180	$0.540	0.540

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	13,524	13,384	13,490	13,368
Diluted	13,720	13,384	13,622	13,382

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	October 6,	December 30,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,687	958
Accounts and notes receivable, net	184,242	186,833
Inventories	286,395	241,875
Prepaid expenses and other	14,342	15,445
Deferred tax asset, net	19,919	11,942

Total current assets	509,585	457,053

Notes receivable, net	12,002	13,167

Property, plant and equipment:
Property, plant and equipment	620,684	620,555
Less accumulated depreciation and amortization	(420,400)	(400,750)

Net property, plant and equipment	200,284	219,805

Goodwill	215,174	215,174
Customer contracts and relationships, net	29,239	32,141
Investment in direct financing leases	5,081	6,143
Other assets	10,217	10,820

Total assets	$981,582	954,303

Liabilities and Stockholders’ Equity
Current liabilities:

Current maturities of long-term debt and capitalized lease obligations	$4,028	3,776
Accounts payable	243,269	209,503
Accrued expenses	65,840	64,943

Total current liabilities	313,137	278,222

Long-term debt	272,451	313,985
Capitalized lease obligations	31,088	33,869
Deferred tax liability, net	994	4,214
Other liabilities	40,281	29,633
Stockholders’ equity:

Preferred stock — no par value. Authorized 500 shares; none issued	—	—
Common stock — $1.66 2/3 par value. Authorized 50,000 shares, issued 13,548 and 13,409 shares, respectively	22,580	22,348
Additional paid-in capital	60,268	53,697
Common stock held in trust	(2,122)	(2,051)
Deferred compensation obligations	2,122	2,051
Accumulated other comprehensive income (loss)	(4,904)	(4,582)
Retained earnings	246,186	223,416
Common stock in treasury, 21 and 21 shares, respectively	(499)	(499)

Total stockholders’ equity	323,631	294,380

Total liabilities and stockholders’ equity	$981,582	954,303

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Forty
	Weeks Ended
	October 6,	October 7,
	2007	2006
Operating activities:
Net earnings	$30,300	3,369
Adjustments to reconcile net earnings to net cash provided by operating activities:
Special charges	(1,282)	6,253
Depreciation and amortization	29,885	32,004
Amortization of deferred financing costs	629	634
Amortization of rebatable loans	2,126	3,503
Provision for bad debts	894	4,274
Provision for lease reserves	551	4,542
Deferred income tax expense (benefit)	5,299	(2,049)
Gain on sale of real estate and other	(422)	(1,225)
LIFO charge	2,692	2,513
Asset impairments	1,781	7,316
Share-based compensation	4,172	680
Cumulative effect of a change in accounting principle	—	(288)
Deferred compensation	558	(696)
Other	(36)	(719)
Changes in operating assets and liabilities:
Accounts and notes receivable	2,048	(2,375)
Inventories	(47,213)	(996)
Prepaid expenses	(259)	5,064
Accounts payable	32,837	16,424
Accrued expenses	(1,802)	(12,453)
Income taxes payable	7,747	(6,714)
Other assets and liabilities	(8,920)	(2,753)

Net cash provided by operating activities	61,585	56,308

Investing activities:
Disposal of property, plant and equipment	2,412	5,284
Additions to property, plant and equipment	(10,371)	(18,434)
Loans to customers	(2,494)	(5,767)
Payments from customers on loans	1,493	1,867
Purchase of marketable securities	—	(233)
Sale of marketable securities	2	921
Corporate owned life insurance, net	(85)	(246)
Other	—	(180)

Net cash used in investing activities	(9,043)	(16,788)

Financing activities:
Payments of revolving debt	(41,300)	(24,200)
Dividends paid	(7,269)	(7,202)
Proceeds from exercise of stock options	1,913	647
Proceeds from employee stock purchase plan	497	502
Payments of long-term debt	(344)	(5,823)
Payments of capitalized lease obligations	(2,418)	(2,241)
Decrease in book overdraft	(851)	(2,081)
Tax benefit from exercise of stock options	959	58
Other	—	493

Net cash used by financing activities	(48,813)	(39,847)

Net increase (decrease) in cash and cash equivalents	3,729	(327)
Cash and cash equivalents:
Beginning of year	958	1,257

End of period	$4,687	930

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	Sixteen	Sixteen	Forty	Forty
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 6,	October 7,	October 6,	October 7,
Other Data (In thousands)	2007	2006	2007	2006

Total debt	$307,567	$379,972	$307,567	$379,972
Stockholders’ equity	$323,631	321,644	$323,631	321,644
Capitalization	$631,198	701,616	$631,198	701,616
Debt to total capitalization	49%	54%	49%	54%
Working capital ratio (a)	3.83	2.62	3.83	2.62

Non-GAAP Data
Consolidated EBITDA (b)	$40,132	27,520	$98,611	78,810
Interest coverage ratio — trailing 4 qtrs. (consolidated EBITDA to interest expense) (c)	5.08	4.35	5.08	4.35
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (d)	2.51	3.43	2.51	3.43
Senior secured leverage ratio (senior secured debt to consolidated EBITDA) (e)	0.97	1.68	0.97	1.68

Comparable GAAP Data
Earnings before income taxes to interest expense (c)	0.82	1.14	0.82	1.14
Debt to earnings before income taxes (d)	15.55	13.05	15.55	13.05
Senior secured debt to earnings before income taxes (e)	6.00	6.40	6.00	6.40

Debt Covenants	Required Ratio	Actual Ratio
Working capital ratio	1.75 (minimum)	3.83
Interest coverage ratio	3.50 (minimum)	5.08
Senior secured leverage ratio	2.50 (maximum)	0.97
Leverage ratio	3.50 (maximum)	2.51

(a)	Working capital ratio is defined as net trade accounts receivable plus inventory divided by the sum of loans and letters of credit outstanding under our senior secured credit agreement plus certain additional secured debt.

(b)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

(c)	Interest coverage ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending October 6, 2007 and October 7, 2006, respectively. The most comparable GAAP ratio is earnings from continuing operations before income taxes divided by interest expense (less deferred financing costs) for the same periods.

(d)	Leverage ratio is defined as the Company’s total debt at October 6, 2007 and October 7, 2006, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

(e)	Senior secured leverage ratio is defined as total senior secured debt at October 6, 2007 and October 7, 2006 divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is total senior secured debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2007

	2006	2007	2007	2007	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr
Earnings (loss) from continuing operations before income taxes	$(25,253)	9,485	17,304	18,237	19,773
Add/(deduct)
Interest expense	6,551	5,595	5,671	6,948	24,765
Depreciation and amortization	9,447	9,082	8,901	11,902	39,332
LIFO	117	808	807	1,077	2,809
Lease reserves	2,675	(888)	825	614	3,226
Asset impairments	4,127	866	275	640	5,908
Losses (gains) on sale of real estate	37	—	(147)	—	(110)
Subsequent cash payments on non-cash charges	(686)	(700)	(663)	(918)	(2,967)
Goodwill impairment	26,419	—	—	—	26,419
Share based compensation(b)	486	956	1,584	1,632	4,658
Special charges	—	—	(1,282)	—	(1,282)

Total Consolidated EBITDA	$23,920	25,204	33,275	40,132	122,531

	2006	2007	2007	2007	Rolling
Segment Consolidated EBITDA	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr
Food Distribution	$20,234	20,637	23,715	31,750	96,336
Military	9,941	9,892	10,602	13,000	43,435
Retail	6,227	6,784	8,857	7,905	29,773
Unallocated Corporate Overhead	(12,482)	(12,109)	(9,899)	(12,523)	(47,013)

	$23,920	25,204	33,275	40,132	122,531

	2006	2007	2007	2007	Rolling
Segment profit	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr
Food Distribution	$17,676	18,180	21,343	28,601	85,800
Military	9,485	9,472	10,170	12,406	41,533
Retail	4,296	4,821	6,818	5,096	21,031
Unallocated Corporate Overhead	(56,710)	(22,988)	(21,027)	(27,866)	(128,591)

	$(25,253)	9,485	17,304	18,237	19,773

FY 2006

	2005	2006	2006	2006	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr
Earnings (loss) from continuing operations before income taxes	$21,364	6,314	7,733	(6,287)	29,124
Add/(deduct)
Interest expense	6,048	6,067	6,120	7,906	26,141
Depreciation and amortization	10,376	9,702	9,617	12,685	42,380
LIFO	(452)	462	461	1,590	2,061
Lease reserves	(191)	902	1,327	4,455	6,493
Asset impairments	851	1,547	3,247	2,522	8,167
Losses (gains) on sale of real estate	(2,600)	33	(1,225)	25	(3,767)
Subsequent cash payments on non-cash charges	(2,690)	(808)	(656)	(1,862)	(6,016)
Special Charge	—	—	—	6,253	6,253
Share based compensation(b)	14	(187)	634	233	694

Total Consolidated EBITDA	$32,720	24,032	27,258	27,520	111,530

Segment Consolidated EBITDA
after reclass of marketing revenues	2005	2006	2006	2006	Rolling
and bad debt expense (a)	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr
Food Distribution	$22,962	20,352	20,089	26,030	89,433
Military	9,669	9,173	10,295	11,850	40,987
Retail	10,969	6,743	8,965	8,633	35,310
Unallocated Corporate Overhead	(10,880)	(12,236)	(12,091)	(18,993)	(54,200)

	$32,720	24,032	27,258	27,520	111,530

Segment profit after reclass of
marketing revenues and	2005	2006	2006	2006	Rolling
bad debt expense (a)	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr
Food Distribution	$20,576	17,841	17,584	22,689	78,690
Military	9,259	8,747	11,011	11,283	40,300
Retail	8,284	4,272	6,600	5,645	24,801
Unallocated Corporate Overhead	(16,755)	(24,546)	(27,462)	(45,904)	(114,667)

	$21,364	6,314	7,733	(6,287)	29,124

(a)	Segment information for periods prior to fiscal year 2006, reflect a reclassification of bad debt expense from Unallocated Corporate Overhead to Food Distribution.

(b)	The calculation of EBITDA has been revised for all periods presented to include an adjustment for non-cash share-based compensation.